EXECUTION

ENCORE CREDIT CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-1

TERMS AGREEMENT

Dated:  May 20, 2003

To:

Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2003-1.

Terms of the Series 2003-1 Certificates:  Encore Credit Corporation Mortgage Pass-Through Certificates, Series 2003-1, Class A1, Class A2, Class M1, Class M2, Class B1, Class B2, Class P, Class X and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of conventional, first lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the “Mortgage Loans”) having a Scheduled Principal Balance as of the Cut-off Date of $278,718,263.  Only the Class A1, Class A2, Class M1, Class M2, Class B1 and Class B2 (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-102489.

Certificate Ratings:  It is a condition to the issuance of the Class A1 and Class A2 Certificates that they each be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”), and “AAA” by each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Fitch, Inc. (“Fitch,” together with Moody’s and S&P, the “Rating Agencies”).  It is a condition to the issuance of the Class M1 Certificates that they be rated “Aa2” by Moody’s and “AA” by each of S&P and Fitch.  It is a condition to the issuance of the Class M2 Certificates that they be rated “A2” by Moody’s and “A” by each of S&P and Fitch.  It is a condition to the issuance of the Class B1 Certificates that they be rated “Baa2” by Moody’s and “BBB” by each of S&P and Fitch.  It is a condition to the issuance of the Class B2 Certificates that they be rated “Baa3” by Moody’s and “BBB-“ by each of S&P and Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”) and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  April 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about May 21, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Underwriter, McKee Nelson LLP, 5 Times Square, 35th Floor, New York, New York 10036 and any notices delivered to each of the Underwriter and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.,

By:/s/ Samir Tabet

Name: Samir Tabet

Title:   Managing Director

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By: /s/ Samir Tabet

Name: Samir Tabet

Title:   Managing Director

Schedule 1

Lehman Brothers Inc.

	Initial Certificate		Purchase
	Principal (or Notional)	Certificate	Price
Class	Amount(1)	Interest Rate	Percentage

Class A1	$206,677,000	(2)	100%
Class A2	$29,116,000	(2)	100%
Class M1	$16,027,000	(2)	100%
Class M2	$11,846,000	(2)	100%
Class B1	$8,500,000	(2)	100%
Class B2	$2,788,000	(2)	100%

____________

(1)

These balances are approximate, as described in the prospectus supplement.

(2)

Interest will accrue on these certificates based on one-month LIBOR plus a specified margin, subject to limitation, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.”